EXHIBIT 10.39

Participant	[●]
Number of Synthetic LLC Units Subject to Award	[●]
- Number of Time-Based Units	[●]
- Number of Performance-Based Units	[●]
Grant Date	[●]
Vesting Commencement Date	[●]

AMENDED AND RESTATED SYNTHETIC LLC UNIT AWARD AGREEMENT
THIS AMENDED AND RESTATED SYNTHETIC LLC UNIT AWARD AGREEMENT (as from time to time amended, modified or supplemented, this “Agreement”) is effective as of the IPO Closing Date (as defined in the Plan), by and between Cure TopCo, LLC, a Delaware limited liability company (the “Company”), CenseoHealth, LLC, a Delaware limited liability company (the “Employer”), and the individual whose name is set forth above (the “Participant”). Capitalized terms used and not defined herein shall have the meanings provided for them in the Cure TopCo, LLC Amended and Restated Synthetic Equity Plan (as amended, modified or supplemented from time to time, the “Plan”).
RECITALS
A.    On [●] (the “Grant Date”), the Participant received a grant of [●] Synthetic Equity Units (the “SEUs”), pursuant to the terms of the Synthetic Equity Unit Award Agreement, dated as of [●], between the Company, the Employer and the Participant, and the Cure TopCo, LLC Synthetic Equity Plan.
B.    Pursuant to that certain Reorganization Agreement, dated as of February 10, 2021 (the “Reorganization Agreement”), by and among the Company, Signify Health, Inc., a Delaware corporation (“Pubco”), and the other parties thereto, the parties thereto are engaging in the Reorganization Transactions in connection with the IPO.

C.    As part of the Reorganization Transactions, and pursuant to the Third Amended and Restated Limited Liability Company Agreement of the Company adopted on or around the IPO Closing Date, all of the units of membership interest in the Company existing immediately prior to the Reorganization Transactions are being reclassified and converted into LLC Units of the Company.

D.    As a result of the reclassification effected pursuant to the Reorganization Transactions, all of the SEUs are simultaneously being reclassified and converted into Synthetic LLC Units, which shall be subject to the terms and conditions of this Agreement and the Plan.

E.    This Agreement relates to the award (the “Award”) by the Company to the Participant of the number of Synthetic LLC Units (the “Units”) specified above. The Units are subject to the terms and conditions set forth in this Agreement and in the Plan.

F.    The Units subject to this Agreement will, upon execution of this Agreement, be issued by the Company to the Participant in consideration of the Participant’s provision of services to the Company, the Employer, Pubco or one or more of their Affiliates (collectively, the “Company Group”).
NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
1.Grant of Units; Liquidation Value; Vesting
1.1Grant of Units. Pursuant to the terms and subject to the conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant an Award under the Plan consisting of the number of Units set forth above.

1.2Vesting

(a)Generally. Except and as otherwise expressly provided below, and subject to Section 2 below, Units subject to this Award shall vest under this Agreement in accordance with the terms of Schedule A attached hereto if, and only if, the Participant is Employed on the applicable vesting date(s).

(b)Employment Status. For the avoidance of doubt, it is intended that the vesting provisions of this Agreement will continue to apply to the Units subject to this Award irrespective of any transfer of such Units, and that the Employment status of the Participant that is referred to in this Agreement will continue to refer to the Employment status of the original Participant even if such Units have been transferred to another holder.

2.Forfeiture and Cancellation
2.1Termination of Employment. Upon the Termination of the Participant’s Employment for any reason, including death, disability, retirement, termination by the applicable employer or resignation for any reason:

(a)Unvested Units. All unvested Units will immediately and automatically, without any further action on the part of the Company, the Employer or the Participant, be forfeited and cancelled;
(b)Termination of Employment for Cause. If the Employment of the Participant with the Company Group is terminated by the Company or any of its Affiliates for Cause, the Participant will immediately forfeit without payment all Units, whether eligible to vest or unvested, and/or rights to undistributed property held for distribution in respect of unvested Units upon their vesting; and

(c)Termination of Employment by the Company other than for Cause; Resignation of Employment. If the Employment of the Participant with the Company Group is Terminated by the Company or any Affiliate other than for Cause or the Participant resigns his or her Employment for any reason (including by reason of death or disability), vesting of the Participant’s Units will cease as of the date of such Termination and the Participant’s vested Units (to the extent not previously cancelled pursuant to Section 3 of this Agreement) shall be automatically cancelled in exchange for the right to receive the Cash Payment Amount pursuant to Section 3 of this Agreement.

2.2Forfeiture upon Violation of Section 4. If the Participant breaches or violates the Participant’s obligations under Section 4 of this Agreement, all vested (if not previously settled) and unvested Units will immediately and automatically, without any further action on the part of the Company, the Employer or the Participant, be forfeited and cancelled for no consideration.
2.3Impermissible Transfers

(a)Units subject to this Agreement may not be Transferred in any way whatsoever without the prior written consent of the Administrator.
(b)Any attempted Transfer of Units in violation of any of the restrictions on Transfer set forth herein or in the Plan will result in an automatic forfeiture and cancellation of all Units subject to such attempted Transfer.

3.Payment in Respect of Units. No amount will be payable with respect to the Units prior to the date such Units have vested in accordance with Schedule A. Vested Units will be automatically cancelled in exchange for the right to receive the Cash Payment Amount, if any, provided pursuant to Section 7 of the Plan, in the form of a lump sum cash payment, an unsecured promissory note to the Participant bearing interest at the applicable federal rate with a maturity date no longer than the seven (7)-year anniversary of the issuance date or a combination of the foregoing; provided that the Cash Payment Amount shall be paid as soon as reasonably practicable following the applicable vesting date, but in no event later than March 15 following the year in which such vesting date occurs, and in no event shall the form of the Cash Payment Amount cause the Units to become “non-qualified deferred compensation” within the meaning of Section 409A of the Code.

4.Continuing Obligations. In consideration of the Participant’s Units and other good and valuable consideration, the receipt and sufficiency of which the Participant hereby acknowledges, the Participant agrees that the following restrictions on the Participant’s activities during and after Employment are reasonable and necessary to protect the legitimate interests of the Company Group.
4.1Confidentiality.

(a)The Participant agrees that all Confidential Information (as defined below) that the Participant has created or will create or to which the Participant has access as a result of the Participant’s Employment and other associations with the Company Group, is and will remain the sole and exclusive property of the Company Group. The Participant agrees that, except as required for the proper performance of the Participant’s regular duties for the Company Group, as expressly authorized in writing in advance by a duly authorized officer of the Company, or as required by applicable law, the Participant will never, directly or indirectly, use or disclose any Confidential Information. The Participant understands and agrees that this restriction will continue to apply after the cessation of the Participant’s Employment for any reason. For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects the Participant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. The Participant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Participant may be held liable if the Participant unlawfully access trade secrets by unauthorized means.
(b)The Participant agrees that all documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company Group, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Participant, will be the sole and exclusive property of the Company Group. The Participant agrees to safeguard all Documents and to surrender to the Company or relevant member of the Company Group (or destroy, at the Company’s direction), at the time the Participant’s Employment terminates or at such earlier time or times as an authorized officer of the Company may specify, all Documents then in the Participant’s possession or control. The Participant also agrees to disclose to the Company, at the time the Participant’s Employment terminates or at such earlier time or times as an authorized officer of the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information that the Participant has password-protected on any computer equipment, network or system of the Company or any member of the Company Group.

(c)For purposes of this Agreement, “Confidential Information” means any nonpublic information, documents and materials (whether or not marked or labeled as confidential or proprietary) relating to the business, operations or affairs of the Company Group, including without limitation including trade secrets, intellectual property, software and documentation, client information, subcontractor information (including lists of clients, suppliers and subcontractors), policies, processes, know-how, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, management organization information, information related to negotiations with third parties, internal audit reports, contracts and sales proposals, pricing and costs of specific products and services, training materials, employment records, performance evaluations, and other financial, commercial, business, technical information or other sensitive information relating to the Company Group or information designated as confidential or proprietary that the Company Group may receive belonging to suppliers, customers or others who do business with the Company Group. Confidential Information does not include information that enters the public domain, other than through the Participant’s breach of the Participant’s obligations hereunder or information that the Participant receives on a non-confidential basis from a third-party source outside the Company Group, provided that such source is not prohibited from disclosing such information pursuant to any legal, fiduciary or contractual obligation or otherwise.

4.2Non-Solicitation. While the Participant is Employed by the Company Group and during the twelve (12)-month period immediately following termination of the Participant’s Employment (the “Employee Non-Solicitation Period”), regardless of the reason therefor, the Participant agrees to not, directly or indirectly, induce or attempt to induce any employee of, or independent contractor providing services to, any member of the Company Group to leave the employ of, or engagement by, such member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any employee or independent contractor thereof; provided that general advertisements for employment not directed at employees of the Company Group shall not constitute a breach of this clause (a), but, for the avoidance of doubt, Executive will still be subject to clause (b) with respect to any employee of any member of the Company Group, hire or otherwise retain for services any employee of, or independent contractor providing services to, any member of the Company Group or any former employee of, or any independent contractor that provided services to, any member of the Company Group within one (1) year after such Person ceased to be an employee of, or engaged by, such member of the Company Group; provided, that with respect to independent contractors, only to the extent that does or reasonably could be expected to, interfere with or hinder the Company Group member’s relationships with such independent contractor, or induce or attempt to induce any client, vendor, partner, licensor, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group or in any way interfere with the relationship between any such client, vendor, partner, licensor, licensee or other business relation and any member of the Company Group.
4.3Non-Disparagement. In order to protect the goodwill of the Company Group, from and after the date hereof, the Participant shall not make any statement, written or oral, that disparages the business or reputation of any member of the Company Group or any of their respective officers, managers, directors, employees, shareholders, agents or products; provided, however, that nothing in this Section 4.3 shall prevent the Participant from giving truthful testimony obtained through subpoena or providing truthful information pursuant to investigation by any governmental authority.

5.Miscellaneous
5.1Participant’s Employment or Engagement by the Company. Neither the grant of the Award nor any term or condition contained in this Agreement or the Plan, nor the existence of or potential for payment in respect of the Award will obligate a Company Group member to Employ or engage the Participant in any capacity whatsoever or prohibit or restrict a Company Group Member from terminating the Employment or engagement of the Participant at any time or for any reason whatsoever, with or without Cause.

5.2Certain Tax Matters. The Participant acknowledges that he or she is liable to pay to the Company (or the applicable Company Group member) all required tax withholdings, if any, with respect to the Award and that the Company (or the applicable Company Group member) may reduce any cash payment otherwise payable to the Participant by the amount of such tax withholdings, if any (in addition to any required withholdings with respect to such cash payment or payments).

5.3Unfunded and Unsecured Interests. The obligations of the Company hereunder will be unfunded and unsecured, and nothing contained herein will be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of the Participant.

5.4Binding Effect. The provisions of this Agreement will be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that the Participant may not transfer any rights under this Agreement to any Person without the prior written consent of the Company.

5.5Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof will be effective unless set forth in a writing executed by the party so waiving.

5.6Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

5.7Jurisdiction. Any suit, action or proceeding under or with respect to the Plan or this Agreement will be brought in any federal or state court of competent jurisdiction in the State of Delaware, and each of the Company, the Employer and the Participant hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the Participant, the Company and the Employer hereby irrevocably waives any objections that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to the Plan or this Agreement brought in any federal or state court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.
5.8Waiver of Jury Trial. THE PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE PLAN OR THIS AGREEMENT, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH OR HEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. IN ADDITION, THE PARTICIPANT CERTIFIES THAT NO OFFICER, REPRESENTATIVE OR ATTORNEY OF THE COMPANY OR THE EMPLOYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR THE EMPLOYER WOULD NOT, IN THE

EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.

5.9Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been duly received upon receipt by hand delivery; upon receipt after being mailed by certified or registered mail, postage prepaid; the next business day after being sent via a nationally recognized overnight courier; or upon confirmation of delivery if transmitted by electronic mail in portable document format (i.e., PDF) with an electronic read receipt requested, to the email address indicated (provided, in the case of this clause (iv), a copy thereof is also sent by the method described in clause (iii) of this Section 5.9. Such notices, demands and other communications will be sent to the address or email address indicated below.

(a)If to the Company or the Employer:
c/o New Mountain Capital, L.L.C.
787 Seventh Avenue
New York, New York 10019
Attention:    Vignesh Aier and Kyle Peterson
E-mail:     VAier@newmountaincapital.com
KPeterson@newmountaincapital.com
and
4055 Valley View Lane, Suite 400
Dallas, Texas 75244
Attention:    Bradford Kyle Armbrester and Nora Kessler
Email:        karmbrester@signifyhealth.com
    nkessler@signifyhealth.com

with a copy (which will not constitute notice) to:
Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017
Attention:    Shane Tintle and Jeffrey P. Crandall
E-mail:        Shane.Tintle@davispolk.com
        Jeffrey.Crandall@davispolk.com
(b)If to the Participant, to the address as shown beneath his or her respective signature to this Agreement.
5.10Rights Cumulative; Waiver. The rights and remedies of the Participant, the Company and the Employer under this Agreement will be cumulative and not exclusive of any rights or remedies that either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy will impair any such right or remedy or operate as a waiver of such right or remedy, nor will any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder will be deemed a waiver of such party’s rights or privileges hereunder or will be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
5.11Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

5.12Integration. This Agreement and the documents referred to herein or delivered pursuant hereto (including, without limitation, the Plan) that form a part hereof, contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement and such other documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Synthetic LLC Unit Award Agreement as of the date first above written.

THE COMPANY
By:
Name: Kyle Armbrester
Title: Chief Executive Officer

THE EMPLOYER
By:
Name: Kyle Armbrester
Title: Chief Executive Officer

[Signature Page to Synthetic LLC Unit Award Agreement]

THE PARTICIPANT
By:
Name: [●]

Address of Residence:
[●]
[●]
[Signature Page to Synthetic LLC Unit Award Agreement]

SCHEDULE A
VESTING SCHEDULE
The Units shall become eligible to vest in accordance with the following vesting schedule, provided that the Participant is Employed on the applicable vesting date:
A.    Time-Based Units. Fifty percent (50%) of the Units will be subject to time-based vesting conditions (the “Time-Based Units”), and will become eligible to vest over a period of four years as follows:

Percentage of Time-Vesting Units	Time Vesting Schedule
25% of the Units	First anniversary of the Vesting Commencement Date
25% of the Units	Second anniversary of the Vesting Commencement Date
25% of the Units	Third anniversary of the Vesting Commencement Date
25% of the Units	Fourth anniversary of the Vesting Commencement Date
There shall be no proportionate or partial vesting in the periods prior to each vesting date set forth above.
Notwithstanding anything to the contrary contained herein, if an Acceleration Event occurs at a time when the Participant is Employed, all unvested Time-Based Units that are then outstanding shall automatically vest upon the consummation of such Acceleration Event.
B.    Performance-Based Units. Fifty percent (50%) of the Units will be subject to performance-based vesting conditions (the ”Performance-Based Units”) and shall vest upon the achievement by the NM Members (as defined below) (and/or, without duplication, their direct and indirect parent entities) of an aggregate Cash-on-Cash Return (as defined below) of 2.0x or more Base Equity Value (as defined below), as determined by the Administrator, which determination will be final and binding.
All computations of a Cash-on-Cash Return shall be made on a pro forma basis so that if the applicable threshold is achieved, but, after taking into account the dilutive effect of the corresponding incentive equity vesting of all outstanding incentive equity awards of the Company and/or any of its Affiliates’, the threshold is no longer achieved, then such vesting will not take effect to the extent such Cash-on-Cash Return would not occur. The Administrator shall make all determinations necessary or appropriate to determine whether the Performance-Based Units shall have become vested. The Administrator’s determinations shall be final, binding and conclusive upon all parties, absent manifest error.
There shall be no proportionate or partial vesting for levels of achievement of a Cash-on-Cash Return between the performance thresholds, and all vesting shall occur on a cliff basis only to the extent that an applicable performance threshold is achieved, subject to the Participant’s continued Employment through the date on which the applicable Cash-on-Cash Return is achieved. For the avoidance of doubt, in the event that the applicable Cash-on-Cash Return is not achieved at any point in time, then the Performance-Based Units shall remain outstanding and eligible to continue to performance vest upon a later achievement of the applicable Cash-on-Cash Return, subject to the Participant’s continued Employment through the date on which vesting occurs; provided, that any Performance-Based Units that remain unvested at such time as the NM Members or their respective direct or indirect parent entities cease to control any Equity Securities of Pubco shall be forfeited and cancelled.
C.    Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:
1.    “Acceleration Event” shall mean (i) a Change in Control or (ii) the NM Members or their respective direct or indirect parent entities, as applicable, ceasing to beneficially own, directly or indirectly, at least 25% of the outstanding Pubco Common Stock (as determined on a fully diluted basis).
2.    “Base Equity Value” shall mean the cumulative total of (i) the aggregate value of all equity securities held by the NM Members and their respective direct or indirect parent entities, as applicable, as of the Combination Closing Date, plus (ii) any additional investment in equity securities of the Company by the NM Members and their respective direct or indirect parent entities, as applicable, following the Combination Closing Date (including (x) any cash dividend, (y) distribution, (z) the proceeds of any partial liquidation of the Company; but excluding (A) any fees or expense reimbursements under any applicable management or professional services agreement and (B) any fees and expenses realized in connection with any Change in Control).
3.    “Cash-on-Cash Return” shall mean, without duplication, the cumulative aggregate gross cash return realized, and/or the fair market value of marketable securities received, by the NM Members or their respective direct or indirect parent entities, as applicable, in respect of the Base Equity Value, including, for the avoidance of doubt, any such return or securities received by the NM Members or their direct or indirect parent entities, as applicable, on a disposition of Pubco Common Stock or of equity securities of the Company (whether such disposition is to Pubco or otherwise); provided that with respect to any disposition of Pubco Common Stock by the NM Members, the Administrator will make such determinations in good faith as are necessary to allocate the proceeds received on such disposition on a proportionate basis between the Cure TopCo Pubco Common Stock and the shares of Pubco Common Stock held by the NM Members that are not Cure TopCo Pubco Common Stock. No portion of any transaction consideration to be received by equityholders of Pubco that is subject to any contingency or future event including, without limitation, transaction escrow arrangement, holdback, installment arrangements or earnouts, shall be included in Cash-on-Cash Return.
4.    “Change in Control” shall mean the occurrence of any one or more of the following events:

(i) any Person, other than any employee plan established by Pubco or any Subsidiary, Pubco or any of its Affiliates (including, for the avoidance of doubt, New Mountain Capital, LLC and its Affiliates), an underwriter temporarily holding securities pursuant to an offering of such securities, or an entity owned, directly or indirectly, by stockholders of Pubco in substantially the same proportions as their ownership of Pubco, is (or becomes, during any 12-month period) the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Pubco (not including in the securities beneficially owned by such Person any securities acquired directly from Pubco or its Affiliates other than in connection with the acquisition by Pubco or its Affiliates of a business) representing 50% or more of the total voting power of the stock of Pubco; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) the consummation of a merger, amalgamation or consolidation of Pubco with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of Pubco outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Pubco’s stock (or, if Pubco is not the surviving entity of such transaction, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of Pubco (or similar transaction) in which no Person is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Pubco (not including in the securities beneficially owned by such Person any securities acquired directly from Pubco or its Affiliates other than in connection with the acquisition by Pubco or its Affiliates of a business) representing 50% or more of either the then-outstanding shares of Class A Common Stock or the combined voting power of Pubco’s then-outstanding voting securities shall not be considered a Change in Control; or

(iii) the sale or disposition by Pubco of Pubco’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from Pubco that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Pubco immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Pubco immediately prior to such transaction or series of transactions, and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Pubco by any Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Pubco.
5.    “Class A Common Stock” shall mean Class A common stock, par value $0.01 per share, of Pubco.
6.    “Combination Closing Date” shall mean the date of the closing of the transactions contemplated by the Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of November 14, 2019, by and between the Company and Remedy Partners, LLC (formerly known as Remedy Partners, Inc.).
7.    “Cure TopCo Pubco Common Stock” means the shares of Pubco Common Stock received by the NM Members pursuant to the Cure TopCo LLC Agreement.
8.    “NM Members” shall mean (i) New Mountain Partners V, L.P. and its Affiliates in respect of their investment in Remedy Acquisition, L.P., (ii) New Mountain Partners V (AIV-C), L.P., and (3) New Mountain Partners V (AIV-C2), L.P., and their respective Affiliates, in each case, other than Pubco and its direct or indirect subsidiaries.
9.    “Pubco Common Stock” shall mean all classes and series of common stock of Pubco, including the Class A Common Stock and the Class B common stock, par value $0.01 per share, of Pubco.
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